EXHIBIT 10.9

                              CONSULTING AGREEMENT

      CONSULTING AGREEMENT ("AGREEMENT") dated as of December 31, 1998, between Calton, Inc., a New Jersey corporation ("CONSULTANT"), and Braewood Development Corp., a Nevada corporation ("Braewood") and a wholly-owned subsidiary of Centex Real Estate Corporation, a Nevada corporation ("Braewood").

                                    RECITALS

A. Braewood has purchased from Consultant all the issued and outstanding capital stock of Calton Homes, Inc., a New Jersey corporation (the "COMPANY"), pursuant to a Stock Purchase Agreement dated as of September 2, 1998 (the "STOCK PURCHASE AGREEMENT"). The Company designs, constructs and sells single-family detached homes in Central New Jersey.

B. Consultant and its officers, including Anthony J. Caldarone, have valuable experience and knowledge regarding the Company's business and the New Jersey homebuilding market. In order to take advantage of such experience and knowledge, and pursuant to Section 4.24 of the Stock Purchase Agreement, Braewood desires to engage Consultant to furnish to Braewood and the Company certain consulting services hereinafter described, and Consultant desires to accept such engagement, on the terms and conditions set forth in this Agreement.

     NOW THEREFORE, in consideration of the agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiently of which are hereby acknowledged, the parties hereby agree as follows:

     1. Duties of Consultant. Braewood hereby engages Consultant, and Consultant hereby accepts such engagement, to provide information, advice and recommendations (the "INFORMATION") to the officers, managers and other employees of Braewood and the Company with respect to the homebuilding market in the State of New Jersey and the Commonwealth of Pennsylvania and such submarkets within the State of New Jersey and the Commonwealth of New Jersey as Braewood may specify from time to time (collectively, the "MARKETS"). The Information shall be provided by Consultant to Braewood in the form of written reports at least once each calendar quarter and shall include statistical data and analysis regarding sales trends of particular home designs and floor plans; customer tastes and preferences; home prices; building permit and job growth; land and lot availability and acquisition opportunities; the financial performance of competitors (to the extent available); and such other information relating to the homebuilding industry as Braewood may reasonably request, in each case in the Markets. Consultant shall use its best efforts to identify corporate acquisition candidates and other business opportunities (including without limitation opportunities relating to retirement housing) for Braewood and the Company in the Markets. Upon Braewood's request, Consultant shall assist Braewood and the Company in obtaining development entitlements for land (such as zoning, subdivision, etc.), in marketing and promotional activities, in procuring goods and services from third parties and in locating, screening, interviewing and recommending compensation levels for prospective employees, in each case in the Markets. Consultant shall make its designated officers and other appropriate personnel reasonably available on a regular basis to consult with Braewood and the Company regarding the foregoing matters.
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Consultant shall provide to Braewood and the Company such other consulting services relating to the homebuilding industry in the Markets as Braewood may from time to time reasonably request.

     2. Exclusivity of Services. Without limiting in any way the provisions of the Non-Competition Agreements between Braewood, on the one hand, and Consultant and Anthony J. Caldarone, on the other, in each case dated December 31, 1998 (the "Non-Competition Agreements"), Consultant agrees that neither it nor any of its officers, directors, employees or other affiliates (including Anthony J. Caldarone and Joyce P. Caldarone) shall provide consulting services of the type contemplated by this Agreement to any other person or entity in the Markets, directly or indirectly, either through any form of ownership (other than ownership of securities of a publicly held corporation of which it owns, or has real or contingent rights to own, less than one percent of any class of outstanding securities), or as a principal, agent, employee, employer, advisor, consultant, partner or in any other capacity whatsoever, either for its own benefit or for the benefit of any other person, firm, corporation or governmental, private or other entity of whatever kind. The duration of the covenants contained in this Section 2 shall be (a) with respect to Consultant, the term of this Agreement and a period of four years thereafter, (b) with respect to Anthony J. Caldarone, the term of this Agreement and a period of four years after the earlier to occur of the termination of this Agreement or the termination of his employment with Consultant and its affiliates, and (c) with respect to Joyce P. Caldarone, a period of four years from the date hereof. Nothing herein shall replace or limit in any respect the obligations of Consultant or Anthony J. Caldarone under their respective Non-Competition Agreements.

     3. Conduct of Activities by Consultant. Consultant will carry out its duties hereunder through its officers and employees designated by it from time to time; provided, however, that Anthony J. Caldarone shall actively participate in the performance by Consultant of its duties for so long as he remains employed by or associated with Consultant. Consultant covenants and agrees that it will make available and assign such personnel, and ensure that they devote such time and effort, as shall be necessary to perform Consultant's duties hereunder in a thorough and professional manner and otherwise to cause the purposes of this Agreement to be accomplished. The Information provided by Consultant shall be used by Braewood and the Company for such purposes, if any, as the Board of Directors or management of Braewood or the Company may determine in their sole discretion.

     4. Compensation of Consultant. For Consultant's services hereunder and for expenses to be incurred in connection with such services, Braewood shall compensate Consultant at the rate of $1.5 million per year, payable in equal quarterly installments, commencing three months after the Effective Date (as defined in the Stock Purchase Agreement); provided, however, that in no event shall such payment be due prior to 30 days following the date of this Agreement; and provided, further, however, that if, at any time during the fourth year of the term of this Agreement, Anthony J. Caldarone is not employed by or otherwise associated with Consultant, the total compensation payable by Braewood to Consultant for such fourth year shall equal the pro rata amount payable to Consultant for the period up to and including the termination of Mr. Caldarone's employment or association with Consultant. Notwithstanding anything to the contrary in the preceding sentence, in no event shall the total compensation payable to Consultant for the fourth year of the term of this Agreement be less than $750,000. Consultant acknowledges that the compensation described in this paragraph is fair and adequate for the services to be provided by it under this Agreement, and


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Consultant shall not receive any separate or additional compensation for any such services. Braewood shall reimburse Calton, in accordance with Braewood's expense reimbursement policy, for reasonable out-of-pocket expenses incurred by Calton in connection with the performance of its obligations under this Agreement and approved in advance by Braewood, upon submission to Braewood of original receipts therefor or such other evidence as Braewood deems satisfactory; provided, however, that Calton shall not be entitled to reimbursement for any expenses in any year until its reasonable expenses, for which it has received Braewood's prior approval and submitted receipts or other evidence satisfactory to Calton, have exceeded $60,000 in such year, it being understood and agreed that the first $60,000 of expenses reasonably incurred by Calton in each year in connection with this Agreement shall be the sole responsibility of Calton.

      5. Term and Termination. This Agreement shall continue in effect for a period of four years from the date hereof, unless earlier terminated in accordance herewith. This Agreement may be terminated by mutual agreement of the parties, or by either party immediately upon notice to the other party following a Default by such other party. For purposes of this Agreement, a "Default" shall be deemed to occur under the following circumstances:

      (a) any violation by Consultant of any provision of its Non-Competition Agreement shall constitute a Default by Consultant under this Agreement;

      (b) any violation by Anthony J. Caldarone of any provision of his Non-Competition Agreement, if Mr. Caldarone is employed by or otherwise associated with Consultant or any affiliate of Consultant at the time of such violation, shall constitute a Default by Consultant under this Agreement;

      (c) any material breach of Section 2, 7 or 8 of this Agreement by Consultant, or by any of its affiliates or agents as contemplated by such sections, shall constitute a Default by Consultant;

      (d) a material breach or failure by either party to perform its obligations under any provision of this Agreement other than Section 2, 7 or 8, which breach or failure is not cured within 30 days of receipt of written notice of Default, shall constitute a Default by such party; or

      (e) if either party becomes insolvent, is adjudged a bankrupt, makes a general assignment for the benefit of creditors or takes the benefit of any legislation for the liquidation or winding up of corporations, then such party shall be deemed to have committed a Default.

For purposes of this Section 5, a "material" breach or failure by a party is (i) an intentional breach or failure, (ii) a breach or failure that causes or results in, or in the judgment of the other party is reasonably anticipated to cause or result in, costs, expenses or liabilities to such other party of $50,000 or more, or (iii) a breach or failure that causes or results in a significant and ongoing interruption of the other party's operations. Upon any termination of this Agreement for any reason, neither party shall have any further obligations to the other party; provided, however, that (x) the


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

provisions of Sections 2, 7, 8 and 9 hereof shall survive termination of this Agreement, (y) Braewood shall continue to be obligated to make the payments required by Section 4 of this Agreement, without right of offset, payable in the manner and at the times specified therein (it being understood and agreed that Braewood's sole remedies for a Default by Consultant shall be those set forth in Sections 9 and 10 hereof), and (z) nothing herein shall relieve either party of responsibility for its own Default, as provided in Sections 9 and 10 hereof.

     6. Independent Contractor Status. The services of Consultant hereunder as a consultant to Braewood and the Company will be those of an independent contractor, and neither Consultant nor any officer, agent or employee of Consultant will be regarded as an agent or employee of Braewood or the Company for any purpose. Consultant shall have the right to determine the means and methods of performing its consulting duties hereunder. Neither Consultant nor any officer, agent or employee of Consultant shall hold itself, himself or herself out as an agent or employee of Braewood or the Company or have any authority to incur any financial obligations or make other commitments on behalf of Braewood or the Company.

     7. Confidentiality. Consultant shall treat as confidential all information (including, without limitation, all know-how, trade secrets, business plans, projections and decisions, computer programs and related manuals, pricing information, supplier names and contact persons, customer lists, financing sources and contracts, teaching and training materials, and sales strategies) obtained from, or on behalf of, Braewood or the Company (the "CONFIDENTIAL INFORMATION") and shall not disclose any of such information to persons not directly involved with Braewood or the Company or use such information for its personal gain without the prior written consent of Braewood, which may be withheld in Braewood's sole discretion; provided, however, that the term "Confidential Information" does not include any information which (i) at the time of disclosure is generally available to the public (other than as a result of a disclosure directly or indirectly by Consultant or any affiliate or agent of Consultant), (ii) was disclosed to Consultant on a nonconfidential basis by a source other than Braewood or its affiliates or agents, provided that such source was not bound by any duty of confidentiality, or (iii) information developed by Consultant after the termination of this Agreement independent of, and without any knowledge of, any disclosure made to it or information provided or made available to it by or on behalf of Braewood or its affiliates or agents. Consultant shall not impair any of Braewood's or the Company's intellectual property rights, including copyrights and rights to trademarks, or make any unauthorized use of such intellectual property rights or the Confidential Information. All employees or agents of Consultant who have access to the Confidential Information shall be bound by this Section 7 and shall be admonished by Consultant that they are obligated to preserve the confidentiality of the Confidential Information and may not make unauthorized use of the Confidential Information or of Braewood's or the Company's intellectual property rights. All Confidential Information shall remain the sole and exclusive property of Braewood or the Company and shall not be used, copied or reproduced.

     8. Non-Solicitation of Employees. During the term of this Agreement and for a period of two years following the termination of this Agreement, Consultant will not, directly or indirectly, solicit or otherwise induce any of the employees of Braewood or the Company to leave the employment of Braewood or the Company.


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

     9. Enforcement. Consultant acknowledges that (a) the restrictions contained in Sections 2, 7 and 8 hereof are reasonable and necessary to protect the legitimate interests of Braewood and its affiliates, (b) Braewood would not have entered into this Agreement in the absence of such restrictions, and (c) any violation of any provision of such Sections will result in irreparable injury to Braewood. Consultant also acknowledges that Braewood shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Braewood may be entitled.

     10. Remedies. In the event of any Default by Braewood, Consultant's sole remedy shall be (a) if such Default occurs during the first three years of the term hereof, the right to receive the balance of the payments Consultant was entitled to receive under Section 4 hereof for such three-year period or (b) if such Default occurs during the fourth year of the term hereof, the right to receive the balance of the payments Consultant was entitled to receive under
Section 4 hereof for such fourth year. In the event of any Default by Consultant, Braewood shall, in addition to its rights and remedies specified in
Section 9 hereof, be entitled to pursue any and all rights and remedies available to it at law or in equity, including without limitation the right to recover its actual damages suffered or incurred as a result of such Default; provided, however, that in no event shall Braewood be entitled to (x) set off any claim for damages against payments required to be made by it pursuant to
Section 4 of this Agreement, or (y) recover any amount in excess of the maximum amount of compensation payable to Consultant under the terms of this Agreement during the entire term hereof. In any proceeding by either party to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its reasonable expenses (including attorneys' fees) from the nonprevailing party. Neither party shall be entitled to recover consequential or speculative damages from the other.

      11. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. No party may assign this Agreement without the prior written consent of the parties hereto; provided, however, that Consultant may assign its rights and obligations hereunder to a Liquidating Trust formed pursuant to Section 2.01(a) of the Stock Purchase Agreement without the consent of any other party.

      12. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior written or oral agreements and understandings, and all contemporaneous oral agreements and understandings, with respect to the subject matter hereof.

      13. Notices. Any notice or other communication required, permitted or contemplated by this Agreement ("Notice") must be in writing and delivered to the other party by certified mail, return receipt requested or delivered by facsimile mail with the original counterpart thereof being sent on the same business day or on the business day immediately following the date of facsimile transmission. Such Notice shall be deemed received three business days after a certified letter containing such Notice, properly addressed with the postage prepaid is deposited in the United States mail or on the same day if transmitted by facsimile mail. Notice shall go to the parties at the addresses shown opposite their respective signatures at the end of this Agreement.


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      14. Amendments; Waivers. Any provision of this agreement may be amended or waived, if and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

      15. Partial Invalidity of this Agreement. In the event that any provision of this Agreement is invalid or unenforceable as written but may be rendered valid and enforceable by limitation thereof, then such provision shall be construed as valid and enforceable to the maximum extent permitted by applicable law.

      16. Governing Law. This Agreement shall be construed in accordance with and governed by the internal substantive law of New Jersey, without regard to the conflict of law rules thereof.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BRAEWOOD DEVELOPMENT CORP.             Address for Notice:

By: ________________________________   2728 North Harwood, Suite 800
Name: ______________________________   Dallas, Texas 75201
Title: _____________________________   Phone: (214) 981-6100 Fax: (214) 981-6000

CALTON, INC.                           Address for Notice:

By: ________________________________   500 Craig Road
Name: ______________________________   Manalapan, New Jersey 07726-8790
Title: _____________________________   Phone: (732) 780-1800 Fax: (732) 780-7257

Guaranty of CREC:

     CREC hereby fully, unconditionally and irrevocably, subject to all conditions and defenses to which the obligations guaranteed are subject, guarantees the due prompt and complete payment by Braewood of the payments required to be made by Braewood to the Consultant pursuant to the Consulting Agreement set forth above. This guaranty is an absolute, unconditional and continuing guaranty of payment and is not a guaranty of collection.

CENTEX ESTATE CORPORATION              Address for Notice:

By:                                    2728 North Harwood, Suite 800
   ------------------------            Dallas, Texas 75201

Name: William D. Albers
     ----------------------

Title: Executive Vice President
         and Chief Financial Officer  Phone: (214) 981-6100 Fax: (214) 981-6000
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